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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (date of earliest event reported) April 28, 1999.

                        Broughton Foods Company
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             (Exact name of registrant as specified in its charter)

     Ohio                           0-23429               31-4135-025
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(State or other juris-      (Commission File No.)    (IRS Employer Identi-
diction of corporation)                                  fication No.)


210 N. Seventh Street
P.O. Box 656
Marietta, Ohio                                                     45750-0656
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(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code              (740) 373-4121
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                                 Not Applicable
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          (Former name or former address, if changes since last report)




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                    INFORMATION TO BE INCLUDED IN THE REPORT



Item 2.                 Acquisition or Disposition of Assets

            On April 28, 1999, Broughton Foods Company ("Broughton"), an Ohio corporation, announced that it and Suiza Foods Corporation ("Suiza") have reached an agreement with the U.S. Department of Justice Antitrust Division ("DOJ") to settle the civil antitrust lawsuit brought by DOJ against Suiza and Broughton in March 1999 to enjoin Suiza's proposed merger with Broughton.
            The proposed settlement will allow Suiza to complete its proposed merger with Broughton, conditioned upon Suiza's agreement to later sell the business conducted at Broughton's Southern Belle Dairy based in Pulaski County, Kentucky. The proposed settlement is subject to approval by the U.S. District Judge for the Eastern District of Kentucky London Division where the DOJ's antitrust lawsuit is currently pending. Before the settlement is approved by the court, it must be submitted for public comment for a period of 60 days, but the parties may close the merger prior to final approval of the settlement. Pursuant to the proposed settlement, Suiza will agree to sell the Southern Belle Dairy to a buyer acceptable to the DOJ within six months after the settlement agreement is filed with the court.
            As a result of the requirements of the proposed settlement agreement, Suiza and Broughton have entered into an Amendment No. 2 dated as of April 28, 1999 ("the Amendment") to the Agreement

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and Plan of Merger dated September 10, 1998 by and among Suiza, a Suiza subsidiary and Broughton (the "Merger Agreement" and, as amended, the "Amended Merger Agreement").
            The Amended Merger Agreement provides, among other things, that the Merger Consideration to be received by all Broughton shareholders, other than 5 Broughton directors and certain of their related interests who are parties to a separate Stock Purchase Agreement with Suiza, would be reduced from $19.00 cash to $16.50 cash per share; that subject to satisfaction of all other conditions, the Merger shall be completed on May 31, 1999, and that the date on which either party may terminate the Amended Merger Agreement if the Merger has not been completed on such date shall be extended to June 30, 1999.
            The related Stock Purchase Agreement dated as of January 18, 1999 between Suiza, Broughton and 5 Broughton directors and certain of their related interests has also been amended as of April 28, 1999, to provide that the price at which these shareholders will sell 2,000,000 shares to Suiza at completion of the Merger is amended to $11.25 per share, plus the contingent right to receive $1.25 per share if certain conditions are satisfied.
            Consummation of the Merger is conditioned upon satisfaction of all other conditions contained in the Amended Merger Agreement, including approval of the Amended Merger Agreement by Broughton shareholders.

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            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           BROUGHTON FOODS COMPANY
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                                               (Registrant)



                                        /s/ Todd R. Fry
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Date: April 29, 1999                    Todd R. Fry, Chief Financial Officer






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